Exhibit 99.1

The Wilber Corporation Joins Russell 3000® Index

FOR IMMEDIATE RELEASE

DATE:	June 30, 2009
FROM:	Douglas C. Gulotty, President and CEO
PHONE:	607-433-4172

Oneonta, New York, June 30, 2009 – The Wilber Corporation (NYSE Amex: GIW) (“Company”), parent company of Wilber National Bank, joined the broad-market Russell 3000® Index when Russell Investments reconstituted its comprehensive set of U.S. and global equity indexes on June 26, 2009.

Annual reconstitution of Russell’s U.S. indexes captures the 4,000 largest U.S. stocks as of the end of May, ranking them by total market capitalization. Membership in the Russell 3000, which remains in place for one year, means automatic inclusion in the large-cap Russell 1000® Index or small-cap Russell 2000® Index as well as the appropriate growth and value style indexes. Russell determines membership for its equity indexes primarily by objective, market-capitalization rankings and style attributes.

Wilber Corporation President and CEO Douglas C. Gulotty said, “Inclusion in the Russell 3000® Index is another milestone in the Company’s history.  We are especially pleased that the Company has persevered in these challenging economic times to be included in this broad-market index.  We are happy to join the Russell 3000 and are proud to have an association with such a well-known and respected equity market index.”  On June 26, 2009, the reconstitution date, the Company’s common stock traded 508,422 shares and closed at $13.05 per share.  By comparison, on June 25, 2009, the Company’s common stock traded 14,700 shares and closed at $10.14 per share.  Management attributes the significant increase in trading activity on June 26, 2009 to the Company’s inclusion in the Russell 3000.

Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for both passive and active investment strategies. An industry-leading $4 trillion in assets currently are benchmarked to them. These investment tools originated from Russell’s multi-manager investment business in the early 1980s when the company saw the need for a more objective, market-driven set of benchmarks in order to evaluate outside investment managers.  The Russell 3000 also serves as the U.S. component to the Russell Global Index, which Russell launched in 2007.  Total returns data for the Russell 3000 and other Russell Indexes is available at http://www.russell.com/Indexes/performance/default.asp.

Russell Investments provides strategic advice, world-class implementation, state-of-the-art performance benchmarks and a range of institutional-quality investment products. Russell had $136 billion in assets under management as of March 31, 2009, and serves individual, institutional and advisor clients in more than 40 countries. Founded in 1936, Russell is a subsidiary of The Northwestern Mutual Life Insurance Company.

Company Profile

The Wilber Corporation is a single bank holding company headquartered in Oneonta, New York, and through its Bank subsidiary serves the financial needs of the communities of central and upstate New York.  The Wilber Corporation’s common stock trades under the symbol “GIW” on the NYSE Amex (formerly the American Stock Exchange).

Wilber National Bank, chartered in 1874, operates as a traditional commercial bank in its central New York market with 23 branch offices located in Otsego, Delaware, Schoharie, Ulster, Chenango, Onondaga, Saratoga, and Broome Counties and two loan production offices located in Otsego and Saratoga Counties.  The Bank intermediates customer deposits and institutional borrowings into loans, short-term liquid investments, and investment securities.  The Bank’s lending activities include commercial lending, primarily to small and mid-sized businesses; mortgage lending for 1-4 family and multi-family properties, including home equity loans; mortgage lending for commercial properties; consumer installment and automobile lending; and, to a lesser extent, agricultural lending.  The Bank’s residential mortgage division, Provantage Home Loans, is a HUD endorsed lender that provides a wide variety of residential mortgage products, including government FHA loans that fit the needs of most consumers.  The Bank provides personal trust, agency, estate administration, and retirement planning services to individuals, as well as custodial and investment management services to institutions, through its Trust and Investment Division.  It also offers stocks, bonds and mutual funds through the third party broker-dealer firm INVeSTÒ.  The Bank currently has 278 full time equivalent employees.  Additional information about Wilber National Bank can be found at its website:  www.wilberbank.com.

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NOTE:  This release may contain certain statements that are historical facts or that concern the Company’s future operations or economic performance and that are to be considered forward-looking statements. Any such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions that all forward-looking statements involve risks and uncertainties, and that actual results may differ from those indicated in the forward-looking statements as a result of various factors such as changing economic and competitive conditions and other risks and uncertainties. In addition, any statements in this release regarding historical stock price performance are not indicative of or guarantees of future price performance.